EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the reference to our Firm under the caption “Experts”, and to the incorporation by reference in the Registration Statement (No. 333-210315) on Form S-8 of Sierra Wireless, Inc. and the use herein of our reports dated March 17, 2021, with respect to the consolidated balance sheets as at December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, equity and cash flows for each of the years in the two year period ended December 31, 2020, and the effectiveness of internal control over financial reporting of Sierra Wireless, Inc. as of December 31, 2020, included in this Annual Report on Form 40-F.

Vancouver, Canada	/s/ Ernst & Young LLP
March 17, 2021	Chartered Professional Accountants